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                                                                    EXHIBIT 23.4
                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
AccuMed International, Inc.

We consent to the use of our report dated April 5, 1996 relating to the consolidated balance sheet of AccuMed International, Inc. and subsidiary as of December 31, 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for three months ended December 31, 1995, included in this Prospectus and incorporated herein by reference from the Company's transition report on Form 10-KSB for the three months ended December 31, 1995, and to the reference to our firm under the heading "Selected Consolidated Financial Data" and "Experts" in the prospectus.

/s/ KPMG Peat Marwick LLP


Chicago, Illinois
August 28, 1996